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                                                                 EXHIBIT 99.8(b)



                                  AMENDMENT TO
                               CUSTODIAN AGREEMENT




         Amendment dated as of this 21st day of April, 1992 to the Custodian Agreement between Massachusetts Financial Total Return Trust (the "Fund") and Investors Bank & Trust Company (the "Bank") dated October 1, 1991 (the "Agreement").

         Section 12.3 of the Agreement is amended and restated as follows:

         12.3 Advances by Bank. The Bank may, in its sole discretion, advance funds on behalf of the Fund, or any series of the Fund, to make any payment permitted by this Agreement upon receipt of any proper authorization required by this Agreement for such payments by the Fund or any series of the Fund. Should such a payment or payments, with advanced funds, result in an overdraft (due to insufficiencies of the Fund's or, if applicable, any series' of the Fund account with the Bank) or for any other reason, this Agreement deems any such or related indebtedness, a loan made by the Bank to the Fund (or if the overdraft relates to a series of the Fund, such series) payable on demand and bearing interest at the rate set forth in writing by the Bank concurrently herewith (as amended from time to time) unless the Fund (or, if applicable, the Fund on behalf of the series) shall provide the Bank with agreed upon compensating balances. The Fund agrees that the Bank shall have a continuing lien and security interest on the assets of the Fund (or, if the overdraft is on behalf of a series of the Fund, the assets of such series) to the extent of any overdraft, provided that in no event shall the amount of such lien exceed the lesser of (i) the amount of such overdraft or (ii) 10% of the Fund's gross assets (or if the overdraft is on behalf of a series of the Fund, such series' gross assets) on the date of such overdraft, and provided further that to the extent consistent with the foregoing, the Bank will comply with any Proper Instructions indicating which Portfolio securities and/or which account of the Fund (or if the overdraft is on behalf of a series of the Fund, which Portfolio securities and/or which account of the series) shall be subject to such lien. If such overdraft is not repaid within a reasonable period of time, the Bank shall have the right to exercise any rights it may have as a lien holder or secured party.

         Section 15 of the Agreement is amended and restated as follows:

         15. Amendments. This Agreement may not be altered or amended, except by an instrument in writing, executed by both parties, and in the case of the Fund, any alteration or amendment which is material will be authorized and approved by its Board.

         The Fund and the Bank also hereby agree that notwithstanding any provision to the contrary in this Agreement, each series of the Fund (including any future series of the Fund) is separately liable for its own expenses and liabilities under the Agreement and that the assets of one series of the Fund may not be set off against the obligations of another series or otherwise be used to satisfy the obligations or indebtedness of another series of the Fund.
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         Executed as of the date first above written.



                                             MASSACHUSETTS FINANCIAL
                                             TOTAL RETURN TRUST*




Attest:  /s/ ILLEGIBLE                       By:  /s/ W. THOMAS LONDON
-------------------------------------             ------------------------------
             (Illegible)                            W. Thomas London



                                             INVESTORS BANK & TRUST COMPANY



Attest:  /s/ ILLEGIBLE                       By: /s/ ILLEGIBLE
-------------------------------------           --------------------------------
             (Illegible)                             (Illegible)


* A copy of the Declaration of Trust of the Fund is on file with the Secretary of State of the Commonwealth of Massachusetts. You acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Fund trustees, officers or shareholders individually, but are binding only upon the assets and property of the Fund.